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                                                                    EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Boole & Babbage, Inc. that is made a part of amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of BMC Software, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated October 21, 1998 with respect to the consolidated financial statements of Boole & Babbage, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP
San Jose, California
February 19, 1999